UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2008

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 First Avenue South, Suite 600 Seattle, WA	98104-2860
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000

Registrant’s facsimile number, including area code: (206) 701-2500

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers or Principal Officers; Election of Directors; Election of Principal Officers; Compensatory Arrangements of Certain Officers

(e) On May 14, 2008, our Board of Directors approved a Cray Cash Incentive Plan for annual cash incentive awards for senior officers (the “Cray Plan”).

The Cray Plan follows a balanced scorecard approach, with different performance goals weighted differently (but totaling 100) for each senior officer, depending on each senior officer’s areas of responsibility and factors on which he or she has the most influence. These goals, which may differ from year to year based on the Company’s annual plan and overall goals, may include such factors as revenue, product revenue, service revenue, gross margin dollars, product or service bookings, department gross margin dollars, operating income, departmental operating expenditures and budget, specific product development and product shipment targets, levels of government funding, departmental goals, and specific strategy and leadership goals. It is generally expected that each year a senior officer will be assigned a set of specific strategy and leadership goals and two to six other performance goals.

Each participant in the Cray Plan will be assigned a percentage of his or her base salary as a target award. The target award may range from 20% to 150% of base salary.

Each performance goal will have a target level of performance, at which a 100% award is payable, a threshold level of performance, at which a minimum award (generally expected to be 25% of target award but may vary from 10% to 50%) is payable, and a stretch level, at which a 150% award is payable. Pro-rata interpolation will be used to determine awards when actual performance falls between established levels. The Board may establish conditions so that annual awards would not exceed more than 100% of target award unless one or more specific conditions are met. Any award higher than 150% of target award is at the Board’s discretion.

The Board may establish a limit on the amount of an award to any senior officer, which may but need not be zero, if a senior officer would otherwise be eligible for a threshold or higher award but the Company does achieve net income.

The Chief Executive Officer, subject to the approval of the Compensation Committee, retains the right to adjust the formula award (from 0% to 125%) for each other senior officer. The Board approves the final award for the Chief Executive Officer, and may approve such awards to other senior officers as it believes appropriate in the circumstances.

In addition, the Board may establish an additional cash payment in any year based on a specific percentage of target award or base salary dependent upon the Company reaching a pre-determined level of net income or achieving another specific target.

The Board will determine if an officer must be a regular employee on the last business day of the year or on the subsequent day when incentive awards are paid in order to be eligible for payment.

For purposes of calculating concepts such as “gross margin dollars, “operating expenditures,” “operating income” and “net income,” the Board may determine that specific costs (such as, but not limited to, stock compensation, incentive bonuses and awards, executive retention costs and restructuring charges or impairment costs) are to be excluded in whole or in part. To the extent there are other unplanned significant transactions or charges, the Board may determine what adjustments, if any, are appropriate in the particular circumstances in calculating or determining the level of achievement of performance targets for the purposes of determining awards under the Cray Plan.

The performance targets are to be set so that they are achievable but require significant effort to be met, with annual 100% target awards being at substantial risk and incentive awards above 100% target award being difficult to realize.

A copy of the Cray Cash Incentive Plan is attached as an exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Cray Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 14, 2008

Cray Inc.

By:	/s/ Kenneth W. Johnson
Kenneth W. Johnson Senior Vice President and General Counsel

3